Exhibit 99.1

Contact: Emily Caine Phone: 314-369-4855 Email: emily.caine@fleishman.com

Emerson Announces Leadership Changes

Ram Krishnan named COO; Mark Bulanda to lead Automation Solutions

ST. LOUIS (Feb. 17, 2021) – Emerson (NYSE: EMR), a global technology and industrial software leader, today announced strategic leadership changes that will further the company’s focus on creating value and driving innovative solutions for the world’s most essential industries. Ram Krishnan, who leads final control for Emerson, has been named executive vice president and chief operating officer. Mark Bulanda, who currently serves as senior vice president of planning and development, will become the new executive president of Automation Solutions. Steve Pelch, who has served as executive vice president and COO since 2018, will leave the organization to pursue other opportunities.

“Emerson has long served as a strategic partner for some of the world’s leading companies, helping them implement advanced solutions to optimize their operations and protect personnel while achieving vital sustainability goals,” said Emerson Chief Executive Officer Lal Karsanbhai. “Both Ram and Mark have been instrumental to helping Emerson turn this vision into a reality for the customers and industries we serve. They will be strong leaders who help accelerate our progress and reinforce our opportunities to create and sustain value for the company.”

Krishnan has extensive experience across both Automation Solutions and Commercial & Residential Solutions. He joined Emerson in 1994 as a project engineer and held a number of management roles of increasing responsibility. He was named president of Climate Technologies in Asia in 2011, serving in Hong Kong. He returned to the United States as vice president of profit planning and perfect execution in 2015, a role he held until 2016, when he became group president of flow solutions. He was named chief operating officer of final control in January 2017 and became the group president of final control in November 2017 following the successful $3.15 billion acquisition of Pentair’s valves and controls business.

In his COO role, Krishnan will oversee global supply chain operations, information technology, and mergers and acquisitions. He will join Emerson’s Office of the Chief Executive, which helps develop and guide Emerson’s global business strategies. Krishnan has a bachelor’s degree in metallurgical engineering from the India Institute of Technology, a master’s degree in materials engineering from the Rensselaer Polytechnic Institute and a master’s degree in business administration from Xavier University.

“Ram is a proven leader with a keen sense for operations,” Karsanbhai said. “He has turned final control into a world-class business that combines deep expertise with leading precision technologies used across the globe. Ram’s experience in both Automation Solutions and Commercial & Residential Solutions will make him an effective leader with insights into every aspect of our operations.”

Bulanda will oversee Automation Solutions, an $11.2 billion business that was most recently led by Karsanbhai. Bulanda joined Emerson in 1985 as a co-op engineering student and held various sales and marketing positions within the company before becoming president of ventilation products for Emerson Motor Company in 1998. Two years later, he was named vice president and general manager of the commercial and industrial motors unit. He then served as vice president of corporate planning until 2005, when he was named president of Emerson’s White-Rodgers business. He served as president of control techniques from 2009 to 2012, when he was appointed executive vice president of industrial automation. He held this role until 2016, when he was named vice president of acquisition planning and portfolio management. In 2016, he joined the company’s Office of the Chief Executive. Bulanda has a bachelor of science degree in mechanical engineering from GMI Engineering and Management Institute, and holds a master’s degree in business administration from Northwestern University in Chicago.

“Mark has demonstrated exceptional leadership throughout his Emerson career,” Karsanbhai said. “His experience with Automation Solutions will be a tremendous benefit to the business, and his key role in helping shape Emerson’s strategic acquisitions toward more software gives him unique insight into every market that we serve. Mark will hit the ground running and lead the platform to continued growth.”

Pelch began his career with Emerson in 1987 and joined the Office of the Chief Executive in 2014. He successfully led businesses throughout the United States prior to leading Emerson’s Fisher Controls business in Asia. He then served as vice president of planning for Emerson’s Process Management business. From 2005 to 2012, Pelch served as vice president of corporate planning, where he oversaw strategy and helped with portfolio management decisions. He then served as Emerson’s executive vice president of planning, leadership development and human resources before becoming COO in 2018.

“Steve’s contributions to Emerson through the years are many,” Karsanbhai said. “He and his team were critical in maintaining the strength of our supply chain and global manufacturing facilities, particularly as COVID-19 created challenges for many others worldwide. We thank Steve for everything he has done for Emerson and wish him future success.”

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About Emerson

Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial and residential markets. Our Automation Solutions business helps process, hybrid and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency and create sustainable infrastructure. For more information visit Emerson.com.

Forward-Looking and Cautionary Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the scope, duration and ultimate impact of the COVID-19 pandemic as well as economic and currency conditions, market demand, including related to the pandemic and oil and gas price declines and volatility, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.